UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2012

MYR GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	1-08325	36-3158643
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Continental Towers 1701 Golf Road, Suite 3-1012 Rolling Meadows, IL	60008-4210
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code:  (847) 290-1891

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2012, MYR Group Inc. (the “Company”) announced the appointment of Mr. Paul J. Evans, 44, to serve as the Company’s Vice President, Chief Financial Officer and Treasurer, effective immediately.  Mr. Evans will replace Marco Martinez who served in the role of Vice President, Chief Financial Officer and Treasurer since December 2003.  Since 2010, Mr. Evans has served as the President and Chief Executive Officer of Conex Energy, a renewable energy company.  From 2002 until 2009, Mr. Evans was employed by NorthWestern Corporation, an energy service and solutions company, and served as NorthWestern Corporation’s Treasurer and Corporate Officer from 2004 until 2009.  Previously, Mr. Evans held financial and accounting related positions at Duke Energy North America, NRG Energy and McClane Company, Inc.

In connection with Mr. Evans accepting the position of Vice President, Chief Financial Officer and Treasurer, the Company entered into an employment agreement with Mr. Evans dated January 3, 2012 (the “Employment Agreement”). Under the Employment Agreement, Mr. Evans is eligible to receive a base salary of $300,000 per year, an annual bonus and is eligible to participate in all incentive, 401(k), profit sharing, retirement and welfare benefit plans, policies and arrangements generally applicable to our other similarly-situated executive officers. Subject to prior notice, the Employment Agreement automatically renews annually for an additional one-year term following an initial term that expires on December 20, 2012. The Employment Agreement contains covenants restricting the ability of Mr. Evans from competing with us, soliciting our clients or recruiting our employees during the term of his employment and for a period of one year thereafter, as well as prohibiting him from disclosing confidential information and trade secrets of the Company.

The Employment Agreement generally terminates upon Mr. Evans’ (a) death, (b) disability, (c) termination for “cause” or without “good reason” (both as defined in the Employment Agreement) or (d) termination without cause or for good reason. If termination results from any of the foregoing, Mr. Evans would be entitled to all compensation earned and all benefits and reimbursements due through the date of termination. In addition, subject to Mr. Evans’ execution of a release of claims in favor of the Company, in the event of a termination without cause or for good reason, he would be eligible to receive a lump sum severance payment equal to (1) two times the sum of his base salary and target bonus (or three times, in the case of a termination without cause or for good reason within one year following a “change of control” (as defined in the Employment Agreement)) plus (2) the cost of maintaining COBRA continuation coverage for himself and his dependents for 24 months. The Employment Agreement does not provide for any golden parachute excise tax gross up.

This description of the terms of the Employment Agreement is qualified in its entirety by reference to the terms and conditions of the Employment Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

In addition, on January 3, 2012, the Company granted Mr. Evans (a) time-based nonqualified stock options with a fair value of $225,000 vesting ratably over four years and (b) time-based restricted stock with a fair value of $225,000 vesting ratably over five years, under the Company’s 2007 Long-Term Incentive Plan.

Mr. Evans has no family relationships with any director or executive officer of the Company, and there are no transactions in which Mr. Evans has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Martinez will remain with the Company as its Vice President of Contract Performance.

The Company’s press release announcing Mr. Evans’ appointment is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibit is being filed with the current report on Form 8-K.

99.1	MYR Group Inc. Press Release, dated January 3, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYR GROUP INC.

Dated: January 3, 2012	By:	/s/ Gerald B. Engen, Jr.
Name: Gerald B. Engen, Jr. Title: Senior Vice President, Chief Legal Officer and Secretary